Exhibit 99.4(x)

Symetra Life Insurance Company
[P.O. Box 3882]
[Seattle, WA 98124-3882]

Tax Sheltered Annuity Endorsement

This Endorsement forms a part of the Contract to which it is attached. This Endorsement applies to a Contract issued under IRC Section 403(b). In the case of a conflict with any provision in the Contract, the terms of this Endorsement will control. This Endorsement is effective upon issuance. We reserve the right to make revisions from time to time in order to comply with future changes in the tax laws.

“DEFINITIONS – Annuitant” and “THE ANNUITY CONTRACT – ANNUITANT” are deleted and replaced by:

Annuitant: The natural person on whose life annuity payments are based. You are the Annuitant.

“DEFINITIONS – Beneficiary” and the first paragraph of “THE ANNUITY CONTRACT – BENEFICIARY” are deleted and replaced by:

Beneficiary: The person(s) entitled to receive any benefits upon the death of the Owner or, if applicable, after the joint Annuitant dies. You initially name your Beneficiaries on the contract application.

“DEFINITIONS – Contribution” is added to the Contract:

Contribution: Purchase Payments made to [Symetra Life] under this Contract for the benefit of the Owner that are subject to the limits of IRC Sections 402(g), 403(b)(2), and 415.

“DEFINITIONS – Owner” and “THE ANNUITY CONTRACT – OWNER” are deleted and replaced by:

Owner: The person named on the contract application. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner has all ownership rights under this Contract. You are the Owner.

Any reference to Joint Owners is deleted.

Any reference to the payee refers to the Owner/Annuitant.

“PURCHASE PAYMENT PROVISIONS – PURCHASE PAYMENTS – Maximum Annual Contributions” is added to the Contract:

The maximum annual Contribution to this Contract is limited by IRC Sections 403(b)(2), 402(g), and 415.

We reserve the right to refund excess Contributions. Charges will not be assessed on distributions of excess Contributions.

“WITHDRAWAL PROVISIONS – WITHDRAWALS – Direct Rollovers” is added to the Contract:

You or your Beneficiaries may elect to have any eligible rollover distribution or any portion of an eligible rollover distribution paid directly to an eligible retirement plan.

“WITHDRAWAL PROVISIONS – WITHDRAWAL RESTICTIONS” is added to the Contract:

Any amounts in this Contract attributable to:

•	income earned on amounts held on December 31, 1988;

•	Contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such Contributions; or

•	non-taxable transfers from a custodial account qualifying under IRC Section 403(b)(7), may not be withdrawn unless:

•	you attain age 59 1/2;

•	you separate from service;

•	you die;

•	you become disabled (as defined in IRC Section 72(m)(7); or

•	you incur a financial hardship within the meaning of the IRC and implementing regulations (limited to actual salary deferral Contributions, excluding earnings).

•	you are a member of the National Guard or Reserves, are called to active duty and qualify for a qualified reservist distribution.

“REQUIRED MINIMUM DISTRIBUTION PROVISIONS” is added to the Contract:

REQUIRED MINIMUM DISTRIBUTIONS

All distributions from this Contract are subject to the requirements in IRC Sections 403(b)(10) and Section 401(a)(9). Therefore, you may be required to begin receiving distributions prior to the Annuity Date.

REQUIRED BEGINNING DATE

You must begin taking distributions no later than the required beginning date, which is defined as April 1 following the later of the year in which you:

•	attain age 70 1/2; or

•	retire from service with the employer sponsoring the TSA arrangement.

MINIMUM DISTRIBUTION AMOUNTS

You may elect to receive a lump sum distribution of the entire contract value or periodic payments made at least annually. Payments made from the Portfolios will fluctuate with the investment results of the underlying Portfolios you have chosen, but will otherwise be nonincreasing. If you elect to receive periodic payments, the payments must be equal or substantially equal amounts over:

•	your life or the lives of you and your designated Beneficiary; or

•	a period not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated Beneficiary.

However, any amount added to the Contract which was initially within a IRC Section 403(b) contract prior to January 1, 1987 and continually since then, may either be paid in a manner which meets these rules or must:

•	begin to be paid when you are 75 years old; and

•	the present value of payments expected to be made to you during your lifetime under the option chosen must exceed 50% of the present value of all payments expected to be made.

Notwithstanding this exception, your entire contract value must meet the minimum distribution incidental benefit requirement of Treasury Regulation 1.401-1(b)(1)(i).

Life expectancy is computed by use of the life expectancy and distribution period tables in Treasury Regulation 1.401(a)(9)-9.

PAYMENT OF DISTRIBUTIONS

Minimum distributions will begin no later than April 1 following the year in which you attain age 70 1/2, unless you notify us in writing:

•

that the minimum distributions for this Contract will be taken from another TSA or Tax Sheltered Custodial Account (TSCA) under IRC Section 403(b)(7) and request that distributions not be taken from this Contract; or

•	that you have not retired from the employer sponsoring the TSA and that distributions should be deferred.

If we have not received written notice prior to March 1 following the year in which you attained age 70 1/2, we will make the required distributions based on your entire contract value using the Uniform Table of Treasury Regulation 1.401(a)(9) -9.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT Prior to the Annuity Date” is deleted.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT On or After the Annuity Date” is deleted.

“DEATH BENEFIT PROVISIONS – PAYMENT OF DEATH BENEFIT” is deleted and replaced with the following:

PAYMENT OF DEATH BENEFIT

To pay the death benefit, we need proof of death, such as a certified copy of a death certificate, plus written direction from the Beneficiary regarding how he or she wants to receive the money. If the death benefit is payable to the Owner’s estate, we will pay it in a single payment. If a Beneficiary entitled to receive a death benefit dies before the death benefit is distributed to the Beneficiary, we will pay the death benefit to the Beneficiary’s named Beneficiary or, if none, to the Beneficiary’s estate.

Death Occurs Prior to the Required Beginning Date and the Annuity Date

To pay the death benefit, we need proof of death, such as a certified copy of a death certificate, plus written direction from the Beneficiary regarding how he or she wants to receive the money. If the death benefit is payable to the Owner’s estate, we will pay it in a single payment. If a Beneficiary entitled to receive a death benefit dies before the death benefit is distributed to the Beneficiary, we will pay the death benefit to the Beneficiary’s named Beneficiary or, if none, to the Beneficiary’s estate.

Option One:

We will pay the death benefit as a single payment or as a series of payments, as directed by the Beneficiary. The entire death benefit must be distributed by December 31 of the year which contains the fifth anniversary of the Owner’s death.

Option Two:

Non-Spouse Beneficiary: If the Beneficiary is not the Owner’s spouse, we will pay the death benefit in substantially equal installments over the life expectancy, or a period certain not greater than the life expectancy, of the Beneficiary. Distributions must begin by December 31 of the year next following the year of the Owner’s death. Beginning after 2006, a non-spouse Beneficiary may roll over the death benefit to an inherited IRA established in the name of the deceased Owner of this account, for benefit of the Beneficiary. The inherited IRA is subject to the required minimum distribution rules applicable to IRAs inherited by a non-spouse beneficiary.

Surviving Spouse Beneficiary: If the Beneficiary is the Owner’s surviving spouse, the spouse may elect to receive the death benefit in substantially equal installments over his or her life expectancy, or a period certain not greater than life expectancy. Distributions must begin by the later of the following dates:

•	December 31 of the year following the year of the Owner’s death; or

•	December 31 of the year following the year the Owner would have reached age 70 1 /2.

As an alternative, the spouse may elect to rollover the Contract to an Individual Retirement Account or an Individual Retirement Annuity.

Death Occurs On or After the Required Beginning Date but Prior to the Annuity Date

If the Owner dies on or after the required beginning date for minimum distributions but prior to the Annuity Date, payments to a non-spouse Beneficiary must continue at least as rapidly as under the method of distribution in effect prior to the Owner’s death. Payments to a spouse Beneficiary, however, may be made as described in the alternative under Option Two, above.

Death Occurs On or After the Annuity Date

If the Owner dies after the Annuity Date, any remaining annuity payments will be paid in accordance with the annuity option then in effect. We will pay remaining annuity payments at least as rapidly as under the annuity option then in effect.

“GENERAL PROVISIONS – ASSIGNMENT OF BENEFITS” is deleted and replaced by:

ASSIGNMENT OF BENEFITS: This Contract may not be sold, transferred, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

“GENERAL PROVISIONS – EXCLUSIVE BENEFIT” is added to the Contract:

EXCLUSIVE BENEFIT: This Contract is established for the exclusive benefit of the Owner and his or her designated Beneficiaries.

“GENERAL PROVISIONS – MISSTATEMENT OF AGE OR SEX” is deleted and replaced by:

MISSTATEMENT OF AGE: We may require satisfactory proof of correct age at any time.

•

If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•	If the age of any Annuitant or Owner has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

“GENERAL PROVISIONS – NONFORFEITABILITY” is added to the Contract:

NONFORFEITABILITY: The interest of the Owner in this Contract is nonforfeitable.

“ANNUITY PURCHASE RATE TABLES” is deleted and replaced by:

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00% .

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra Life upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73

*	The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**	Annuitant and joint Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00% .

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra Life upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life

55	$306.55	$306.86	$307.85	$344.87	$345.75
56	300.44	300.77	301.85	339.23	340.11
57	294.23	294.60	295.78	333.48	334.36
58	287.95	288.34	289.63	327.62	328.50
59	281.57	282.00	283.42	321.65	322.53
60	275.10	275.57	277.13	315.56	316.44
61	268.55	269.07	270.78	309.36	310.24
62	261.92	262.48	264.36	303.05	303.93
63	255.20	255.83	257.90	296.64	297.51
64	248.42	249.11	251.40	290.11	290.98
65	241.57	242.33	244.86	283.47	284.34
66	234.66	235.50	238.30	276.73	277.60
67	227.69	228.62	231.74	269.89	270.76
68	220.68	221.69	225.17	262.95	263.81
69	213.61	214.74	218.63	255.92	256.78
70	206.51	207.77	212.12	248.80	249.66
71	199.38	200.78	205.65	241.59	242.45
72	192.23	193.81	199.26	234.31	235.17
73	185.08	186.86	192.95	226.97	227.83
74	177.96	179.96	186.76	219.57	220.44
75	170.88	173.13	180.71	212.14	213.02
76	163.85	166.38	174.81	204.70	205.59
77	156.91	159.74	169.08	197.24	198.16
78	150.05	153.21	163.56	189.79	190.74
79	143.27	146.80	158.24	182.36	183.34
80	136.59	140.53	153.16	174.95	175.98
81	130.02	134.41	148.35	167.58	168.68
82	123.57	128.46	143.81	160.28	161.46
83	117.26	122.70	139.57	153.05	154.34
84	111.10	117.15	135.64	145.92	147.34
85	105.11	111.83	132.01	138.90	140.50
86	99.29	106.76	128.68	132.02	133.84
87	93.67	101.96	125.63	125.30	127.39
88	88.24	97.44	122.85	118.74	121.17
89	83.09	93.24	120.33	112.42	115.23
90	78.20	89.33	118.10	106.32	109.58

*	The consideration shown refers to the net value used to purchase a fixed annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.

**	Annuitant and joint Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

All other terms and conditions of the Contract remain unchanged.

Symetra Life Insurance Company

George Pagos
Secretary